Exhibit 2.01

Disclosure of Payments by Resource Extraction Issuer

This exhibit to Form SD presents payments made by W&T Offshore, Inc. (the “Company”) to the U.S. federal government for the purpose of commercial development of oil and natural gas during the year ended December 31, 2024. The information within this report has been prepared and is presented in accordance with Rule 13q-1 (17 CFR 240.13q-1) under the Securities Exchange Act of 1934, as amended (“the Rule”). This report is limited to payments required to be disclosed by the Rule and does not include other payments and contributions to governmental and civic entities beyond the scope of the Rule.

Payments

Payments are disclosed on a cash basis, according to the year during which the payment was made (rather than on an accrual basis). Only payments of the types defined within the Rule and for which the Company made payments during the reporting period are presented.

The Company did not make payments in respect of production entitlements, bonuses, dividends, infrastructure improvements or community and social responsibility during the year ended December 31, 2024.

Currency

All payments are reported in US Dollars.

Business Segment

The Company operates in one reportable segment.

Projects

Payments are grouped into projects, which, in accordance with the Rule, are defined as the combination of the country, the designation of “onshore” or “offshore” and body of water, and the political subnational jurisdiction of the associated extractive activities. Countries and political subnational jurisdictions are designated by ISO 3166 country codes.

For purposes of this report, the Company’s projects are all offshore in the Gulf of America and are either in State of Alabama waters or federal waters.

The resources being extracted are oil and natural gas, all with the extraction method of “well.”

Detail of Payments

Project	Governmental Recipient	Royalties	Fees	Total

Alabama	Office of Natural Resources Revenue	$359,484	$—	$359,484

Federal	Office of Natural Resources Revenue	78,781,223	1,586,580	80,367,803

		$79,140,707	$1,586,580	$80,727,287

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